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                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549

                             ________________


                                 FORM 8-A


             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                   DAKOTA TELECOMMUNICATIONS GROUP, INC.
          (Exact name of registrant as specified in its charter)

               DELAWARE                                 91-1845100
  (State of incorporation or organization)   (IRS Employer Identification No.)

          29705 453RD AVENUE
          IRENE, SOUTH DAKOTA                          57037-0066
(Address of principal executive offices)               (Zip Code)

If this form relates to the                If this form relates to the
registration of a class of securities      registration of a class of securities
pursuant to Section 12(b) of the           pursuant to Section 12(g) of the
Exchange Act and is effective              Exchange Act and is effective
pursuant to General Instruction            pursuant to General Instruction
A.(c), please check the following          A.(d), please check the following
box [  ]                                   box [X]

Securities Act registration statement file number to which this form relates: NOT APPLICABLE

Securities to be registered pursuant to Section 12(b) of the Act:  None


Securities to be registered pursuant to Section 12(g) of the Act:

                               COMMON STOCK
                             (Title of Class)

                      PREFERRED STOCK PURCHASE RIGHTS
                             (Title of Class)






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Item 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

CAPITAL STOCK

     Currently, the authorized capital stock of Dakota Telecommunications Group, Inc. (the "Company") consists of 5,000,000 shares of common stock, no par value ("Common Stock"), and 250,000 shares of preferred stock, no par value ("Preferred Stock"). However, at the May 13, 1998 annual meeting the Company's stockholders will vote on whether to amend Article IV of the Company's Certificate of Incorporation to increase the Company's authorized capital stock to 10,000,000 shares of Common Stock and 250,000 shares of Preferred Stock. As of March 16, 1998, 1,907,255 authorized shares of Common Stock were issued and outstanding.

     COMMON STOCK. Holders of Common Stock are entitled to dividends out of funds legally available for that purpose if, as and when declared by the Board of Directors of the Company. Certain covenants in existing loan agreements between the Company and the Rural Telephone Finance Cooperative ("RTFC") limit the circumstances under which Company would be permitted to pay dividends or make other distributions to Company stockholders. Under these agreements, the RTFC must authorize distributions other than in shares of stock unless certain financial ratio requirements are met. The dividend rights of the Company's Common Stock also are subject to the rights of any Company Preferred Stock which has been or may be issued. Since the formation of the Company in 1997, the Company has not paid cash dividends on Common Stock.

     Each holder of the Company's Common Stock is entitled to one vote for each share held on each matter presented for stockholder action. Company Common Stock has no preemptive rights, cumulative voting rights, conversion rights or redemption provisions.

     In the case of any liquidation, dissolution or winding up of the affairs of the Company, holders of the Company's Common Stock would be entitled to receive, pro rata, any assets distributable to common stockholders in respect of the number of shares held by them. The liquidation rights of the Company's Common Stock would be subject to the rights of holders of any Company Preferred Stock which could be issued in the future.

     All outstanding shares of the Company's Common Stock are fully paid and nonassessable.

     PREFERRED STOCK.   The Company is authorized to issue, without further
stockholder approval, up to 250,000 shares of the Company's Preferred Stock from time to time in one or more series with such designations, powers, preferences and relative voting, distribution, dividend, liquidation, transfer, redemption, conversion and other rights, preferences, qualifications, limitations or restrictions as may be provided for the

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issue of such series by resolution adopted by Company's Board of Directors.
Such Preferred Stock could have priority over Common Stock as to dividends and as to the distribution of the Company's assets upon any liquidation, dissolution or winding up of the Company.

     The Board of Directors has implemented a Preferred Stock Purchase Rights Plan. In connection with such plan, the Company's Certificate of Incorporation designates 15,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock for use in connection with such plan, which is described below.

OTHER PROVISIONS AFFECTING CONTROL OF THE COMPANY

     Some provisions of the Company's Certificate of Incorporation may have an anti-takeover impact and may make tender offers, proxy contests and certain mergers more difficult to consummate.

     PROVISIONS REGARDING THE BOARD OF DIRECTORS.

     CLASSIFIED BOARD. The Company's Certificate of Incorporation classifies the Board of Directors into three classes serving staggered, three-year terms. Classification of the Board could have the effect of extending the time during which the existing Board of Directors could control the operating policies of the Company even though opposed by the holders of a majority of the outstanding shares of Common Stock.

     NOMINATION OF DIRECTORS. Under the Company's Certificate of Incorporation, all nominations for directors by stockholders would be required to be delivered to the Company in writing at least 120 days prior to the notice of an annual meeting of stockholders or, in the case of a special meeting of stockholders at which a director or directors would be elected, at least seven days after the notice of the special meeting. A nomination that is not received prior to these deadlines would not be placed on the ballot. The Board believes that advance notice of nominations by stockholders would afford a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, would provide an opportunity to inform stockholders about such qualifications. Although this nomination procedure would not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors, the nomination procedure could have the effect of precluding a nomination for the election of directors at a particular meeting if the proper procedures were not followed.

     REMOVAL OF DIRECTORS.  Under the Company's Certificate of
Incorporation, subject to the rights of any class of stock then outstanding, any director could be removed from office, but only for cause, and only by stockholder action. Generally, the vote for removal would require the affirmative vote of a majority of shares entitled to vote at an

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election of directors.  However, if less than the entire board was to be removed, no single director could be removed if the votes cast against the director's removal would be sufficient to elect the director if then cumulatively voted at an election of the class of directors of which the director is a part. "Cause" for removal could only be present in the circumstances specified in the Company's Certificate of Incorporation. "Cause" is present when: (i) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (ii) the director has been adjudicated by a court of competent jurisdiction to be liable for negligence, or misconduct, in the performance of such person's duty to the Company in a matter of substantial importance to the Company and such adjudication is no longer subject to a direct appeal; (iii) the director has become mentally incompetent, whether or not so adjudicated, which mental incompetency directly affects such person's ability as a director of the Company; or (iv) the director's actions or failure to act have been in derogation of the director's duties, as provided in the Company's Bylaws or otherwise provided by law. Any proposal for removal pursuant to (iii) or
(iv) that is initiated by the Board of Directors for submission to the stockholders would require the affirmative vote of at least two-thirds of the total number of directors then in office, excluding the director who is the subject of the removal action and who shall not be entitled to vote thereon.

     QUALIFICATION OF DIRECTORS. Under the Company's Certificate of Incorporation, no person who has asserted or asserts any "Claim" (defined below) against the Company or any subsidiary (a "Plaintiff"), and no person who was or became associated or affiliated with any Plaintiff (a "Related Person"), would be eligible to be elected or to serve as a director until the Claim was "Finally Resolved" (defined below). A director who was validly nominated and elected as a director and who thereafter became a Plaintiff or Related Person would continue as a director for the remainder of the term for which the director was elected or until the director's resignation or removal. A director who was or became a Plaintiff or a Related Person would be required to either (i) promptly take all steps necessary to cause the director to be neither a Plaintiff nor Related Person or (ii) if the director cannot do so and the Claim has not been Finally Resolved within the "Resolution Period" (defined below), resign as a director, effective immediately, at or before the end of such Resolution Period.

     A "Claim" means any claim, cross-claim, counterclaim or third-party claim pled in any action, suit or proceeding before any court, governmental agency or instrumentality, arbitrator or similar body or authority. However, certain claims are excluded, including: (i) one which, when aggregated with all other claims asserted by the Plaintiff or any Related Person of such Plaintiff against the Company or any subsidiary that have not been Finally Resolved, could not, if decided adversely to the Company or a subsidiary, along with all other aggregated claims, cross-claims,

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counterclaims and third-party claims, result in liability in excess of 10%
of the consolidated current assets of the Company as of the most recent quarter or render the Company insolvent; (ii) one arising pursuant to a contract between the Company and the pertinent Plaintiff or Related Person that was approved by a majority of the Continuing Directors (as defined below), including without limitation, claims arising under any indemnity or employment contract; and (iii) claims asserted in the right of the Company (i.e., derivative actions).

     The term "Finally Resolved" means that a final order has been rendered with respect to the Claim and all available appeals from such order have been exhausted or the time for seeking such review has expired. The term "Resolution Period" means the 30-day period beginning on the earlier of
(i) the date on which a director of the Company notifies the Board that the director has become a Plaintiff or Related Person or (ii) the date on which the Board determines that a director has become a Plaintiff or Related Person. However, the Board could (but would not be required to) extend a Resolution Period by up to 15 days if the director establishes to the Board's satisfaction a reasonable likelihood that the Claim would be Finally Resolved or such director would cease to be both a Plaintiff and a Related Person during that extra 15-day period.

     The Board of Directors would not nominate any person for election as a director unless (i) the prospective nominee has provided the Board with
(A) all information necessary or appropriate to enable the Board to determine whether the nominee is a Plaintiff or a Related Person and (B) a signed statement that the prospective nominee is not aware of any reason not disclosed to the Board why the prospective nominee would or might be considered a Plaintiff or Related Person and (ii) after receipt of the items the Board determines that the prospective nominee is not a Plaintiff or Related Person.

     Any stockholder who is uncertain whether any person the stockholder desires to nominate for election as a director is a Plaintiff or Related Person could request a determination from the Board concerning that matter, upon delivering to the Board certain information and other items and complying with certain deadlines. Within 10 days after receiving a properly submitted request (or, if it is impossible or impracticable to do so during such period, as soon as practicable thereafter), the Board would be required to consider the request and determine whether or not the candidate is a Plaintiff or Related Person who could not be nominated for election to the Board.

     If a candidate who was the subject of a proper and timely submitted request was determined not to be a Plaintiff or Related Person and the request was submitted at least five days in advance of the last date on which the requesting stockholder otherwise would have been entitled to give notice of intent to nominate the candidate, then the Board's determination would operate as a waiver of the time limits otherwise applicable to the

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giving of such notice of intent to the extent, if any, necessary to afford the stockholder a period of five days after receipt of the Board's notice within which to give notice of intent to nominate the candidate.

     If the Board determined that the candidate was a Plaintiff or Related Person and the request was submitted at least five days in advance of the last date on which the requesting stockholder otherwise would have been entitled to give notice of intent to nominate, then the Board's determination would operate as a waiver of the time limits otherwise applicable to the giving of notice of intent to nominate to the extent, if any, necessary to afford the requesting stockholder a period of 15 days after receipt of the Board's notice within which to give notice of intent to nominate another person in lieu of the ineligible candidate.

     Whenever any stockholder was afforded an additional time period within which to give notice of intention to nominate, the Board may afford the other stockholders of the Company a comparable additional period of time within which to give such notice.

     While the Board of Directors believes that these provisions ensure that directors and nominees for election as directors will not have significant conflicts of interest with the Company, they may have the effect of making stockholder nominations of director candidates more difficult.

     BOARD EVALUATION OF CERTAIN OFFERS. The Company's Certificate of Incorporation provides that the Board of Directors would not initiate, approve, adopt or recommend any offer of any person or entity (other than the Company) to make a tender or exchange offer for any of the Company's Common Stock or Preferred Stock, to merge or consolidate the Company with any other entity, or to purchase or acquire all or substantially all of the Company's assets, unless and until the Board has evaluated the offer and determined that it would be in compliance with all applicable laws and that the offer is in the best interests of the Company and its stockholders. In doing so, the Board could rely on an opinion of legal counsel who is independent from the offeror, and/or may test such legal compliance in front of any court or agency that may have appropriate jurisdiction over the matter.

     In making its determination as to whether the transaction would be in the best interests of the Company and its stockholders, the Board would be required to consider all factors it deemed relevant, including but not limited to: (i) the adequacy and fairness of the consideration to be received by the Company and/or its stockholders, considering historical trading prices of the Company's Common Stock, the price that could be achieved in a negotiated sale of the Company as a whole, past offers to other corporations and the future prospects of the Company; (ii) the possible social and economic impact of the proposed transaction on the Company, its employees, customers and suppliers; (iii) the potential social

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and economic impact of the proposed transaction on the communities in which the Company and its subsidiaries operate or are located; (iv) the business and financial condition and earnings prospects of the offering party; (v) the competence, experience and integrity of the offering party and its management; and (vi) the intentions of the offering party regarding the use of the assets of the Company to finance the transaction.

     "BLANK CHECK" PREFERRED STOCK AND PREFERRED STOCK RIGHTS PLAN. The Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 250,000 shares of the Company's Preferred Stock from time to time in one or more series with such designations, powers, preferences and relative voting, distribution, dividend, liquidation, transfer, redemption, conversion and other rights, preferences, qualifications, limitations or restrictions as may be provided for the issue of such series by resolution adopted by the Company's Board of Directors. The Certificate of Incorporation also designates 15,000 shares as Series A Junior Participating Preferred Stock for possible issuance in connection with a Preferred Stock Purchase Rights Plan which the Board of Directors of the Company enacted following the consummation of the Merger. No stockholder vote was taken in connection with the implementation of that plan.

     SUPERMAJORITY VOTE PROVISIONS. The Company's Certificate of Incorporation contains certain provisions that impose a supermajority vote requirement to approve certain "business combinations" involving an "interested stockholder." Article X provides that, in addition to any vote required by law or other provisions of the Certificate of Incorporation, the affirmative vote of not less than 80% of the outstanding shares of "voting stock" (which is defined as all shares of the Company's stock that are entitled to vote generally in the election of directors, voting as a single class) would be required for the approval of certain "business combinations" between the Company or a subsidiary and any "interested stockholder."

     A "business combination" is generally defined for purposes of Article X as including mergers, sales of all or substantially all of the assets of the Company and certain other transactions. An "interested stockholder" is defined as a person (other than the Company, its majority-owned subsidiaries or their employee benefit plans), who, alone or together with affiliated persons, beneficially owns 10% or more of the voting stock of the Company, as well as certain other persons that are affiliated with an interested stockholder.

     These requirements would not apply when the transaction was approved by a majority of the "continuing directors," which are directors who are not affiliated with an interested stockholder and who were either (i) elected to the Board prior to the time that the interested stockholder became an interested stockholder or (ii) designated, before their initial election as directors, as continuing directors by a majority of the then-continuing directors. The term excludes, however, certain persons that

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became directors as a result of election contests within the meaning of
Rule 14a-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or other types of proxy solicitations.

     In addition, Article XII provides that, in addition to any vote required by law or other provisions of the Certificate of Incorporation, the affirmative vote of at least 80% of the shares held by persons who are not interested stockholders (as defined in Article X) would be required to approve business combinations (as defined in Article X) of the Company or a majority owned subsidiary with any interested stockholder. This requirement would not apply if (i) the business combination was approved by a majority of the continuing directors (as defined in Article X) or (ii) certain other detailed conditions are satisfied.

     RESTRICTIONS ON AMENDMENTS TO CERTIFICATE OF INCORPORATION AND BYLAWS
OF THE COMPANY.   Several provisions of the Company's Certificate of
Incorporation require a greater-than-majority vote to be amended. Specifically, Article XV(A) provides that no amendment to the Certificate of Incorporation could alter, modify or repeal any or all of the provisions of Article XII (supermajority vote/fair price requirement for certain business combinations) or Article XV(A), unless the amendment is adopted by the affirmative vote of not less than 80% of the outstanding shares of voting stock held by stockholders who are not interested stockholders.

     Also, Article XV(B) of the Company's Certificate of Incorporation provides that no amendment shall alter, modify or repeal any or all of the provisions of Articles VII (powers of the Board of Directors), VIII (Board of Directors classification, nomination, qualification, etc.), IX (stockholder action by written consent), X (supermajority vote required for certain business combinations), XI (non-stockholder constituency provision) or XIII (limitation of certain director liability), and the stockholders would not have the right to alter, modify or repeal any or all provisions of the Bylaws of the Company, unless such amendment, alteration, modification or repeal is adopted by the affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock. However, the provisions of Article XV(B) would not apply to, and such 80% vote would not be required for, any amendment, alteration, modification or repeal which has first been approved by (i) the affirmative vote of 80% of the entire Board of Directors, including the affirmative vote of at least one director of each class of the Board of Directors and (ii) the affirmative vote of two-thirds of the continuing directors.

     STANDSTILL AGREEMENTS. In connection with certain acquisitions by the Company (or its corporate predecessor), the Company has entered into certain standstill agreements (the "Standstill Agreements") with the former stockholders of the acquired companies (collectively, the "Sellers").
These Standstill Agreements are applicable to shares of the Company's Common Stock held by the Sellers and restrict their ability to dispose of shares of the Company's Common Stock and require them to refrain from

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certain other actions related to the Company's Common Stock.  The
Standstill Agreements could have the effect of delaying, deterring or preventing a change in control of the Company.

PREFERRED STOCK PURCHASE RIGHTS

     On July 22, 1997, the Board of Directors of the Company declared a dividend of one Preferred Stock Purchase Right (the "Rights") on each outstanding share of Common Stock, of the Company to stockholders of record on August 5, 1997. Due to a two-for-one stock split pursuant to a share dividend paid to persons who were stockholders of record on January 1, 1998 (the "Stock Split"), each currently outstanding share of Common Stock would have one-half of a Right. Each Right will entitle the holder thereof until August 4, 2007 (or, if earlier, until the redemption of the Rights), to buy one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock at an exercise price of $100 per Unit, subject to certain antidilution adjustments. The Rights will be represented by certificates for Common Stock and will not be exercisable or transferable apart from the Common Stock until the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (such person being referred to as an "Acquiring Person" and the date upon which such person becomes an Acquiring Person being referred to as the "Stock Acquisition Date"), (ii) 10 business days following the commencement or announcement of an intention to commence a tender or exchange offer, the consummation of which would result in beneficial ownership by a person of 15% or more of the outstanding shares of Common Stock, or (iii) 10 business days after the Company's Board of Directors determines, pursuant to certain criteria set forth in the Rights Agreement, that a person beneficially owning 10% or more of the outstanding shares of Common Stock is an "Adverse Person" (the earlier of such dates being called the "Distribution Date"). Separate certificates representing the Rights will be mailed to record holders of Common Stock as of the Distribution Date. The Rights will first become exercisable on the Distribution Date, unless earlier redeemed, and could then begin trading separately from the Common Stock. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company with respect to the shares for which the right is exercisable, including the right to vote or to receive dividends. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and Norwest Bank Minnesota, N.A., as Rights Agent (the "Rights Agent").

     Each share of Preferred Stock purchasable upon exercise of the Rights will have a minimum preferential quarterly dividend rate of $10 per share but will be entitled to an aggregate dividend of 100 times the dividend declared on the shares of Common Stock. In the event of liquidation, the holders of Preferred Stock will receive a minimum preferred liquidation payment of $100 per share but will be entitled to receive an aggregate

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liquidation payment equal to 100 times the payment made per share of Common
Stock. Each share of Preferred Stock will have 100 votes, voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. The rights of the holders of Preferred Stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.
Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the value of the interest in a share of Preferred Stock purchasable upon the exercise of each Right should approximate the value of one share of Common Stock.

     In the event that, any time following the Stock Acquisition Date, the Company were acquired in a merger or other business combination transaction or in the event 50% or more of its assets or earning power is sold, proper provision will be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right. Alternatively, in the event that, any time following the Distribution Date, the Company were the surviving corporation in a merger with an Acquiring Person and its Common Stock was not changed or exchanged, or an Acquiring Person were to engage in certain specified self-dealing transactions with the Company, or an Acquiring Person becomes the beneficial owner of more than 15% of the then outstanding shares of Common Stock, or a person had been or was designated as an Adverse Person by the Company's Board of Directors in accordance with the criteria set forth in the Rights Agreement, proper provision shall be made so that each holder of a Right, other than the Acquiring Person, Adverse Person and certain related parties (whose Rights will thereafter be void), will thereafter have the right to receive upon exercise of a Right that number of shares of Common Stock having a market value of two times the exercise price of such Right.

     The Rights are redeemable, in whole but not in part, at a price of $.01 per Right at any time prior to the designation of a person as an Adverse Person under the Rights Plan or the fifteenth day after the Stock Acquisition Date. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and thereafter, the only right of holders of the Rights will be to receive the redemption price. The Rights will expire on August 4, 2007 (unless earlier redeemed).

     The purchase price payable, and the number of one one-hundredths of a share of Preferred Stock or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock,

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(ii) as a result of the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or
(iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends) or of subscription rights or warrants (other than those referred to above). With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price.

     Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement, so long as no amendment to adjust the time period governing redemption shall be made at a time when the Rights are not redeemable.

     As of August 5, 1997, there were 985,216 shares of Common Stock outstanding. One Right was distributed to stockholders of the Company for each share of Common Stock owned of record by them on August 5, 1997. As a result of the Stock Split, each share of Common Stock has one-half of a Right associated with it. As long as the Rights are attached to the Common Stock, the Company will issue one-half of a Right with each new share of Common Stock issued. The Company's Board of Directors has reserved for issuance upon exercise of the Rights 15,000 shares of Preferred Stock.

     The Rights have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on the Rights being redeemed. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to the fifteenth day after the Stock Acquisition Date since the Rights may be redeemed by the Company at $.01 per Right prior to such time.

     The Rights Agreement, dated as of July 22, 1997, between the Company and Norwest Bank Minnesota, N.A., as Rights Agent, specifying the terms of the Rights (which includes as Exhibit A the form of Rights Certificate and as Exhibit B the Summary of Rights to Purchase Preferred Stock) is filed as an exhibit to this Registration Statement and incorporated herein by reference. The foregoing description of the Rights is qualified by reference to such exhibits.

Item 2.   EXHIBITS.

          The following exhibits are filed as part of this Registration
Statement:
                                      -11-
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NUMBER    EXHIBIT

1 Certificate of Incorporation of Dakota Telecommunications Group, Inc., a Delaware corporation. Filed as Exhibit 3.1 to the Registrant's Report on Form 10-QSB for the quarter ended June 30, 1997 and here incorporated by reference.

2 Bylaws of Dakota Telecommunications Group, Inc., a Delaware corporation, as amended. Filed as Exhibit 3.2 to the Registrant's Registration Statement on Form SB-2 (Reg. No. 333-43709) and here incorporated by reference.

3 Rights Agreement, dated as of July 22, 1997, between the Company and Norwest Bank Minnesota, N.A., which includes the form of Rights Certificate as Exhibit A and the Summary of Rights to Purchase Preferred Stock as Exhibit B. Filed as Exhibit 4.3 to the Registrant's Report on Form 10-QSB for the quarter ended September 30, 1997 and here incorporated by reference.

4 Standstill Agreement dated November 27, 1996, among Dakota Cooperative Telecommunications, Inc. and the Selling Shareholders of TCIC Communications, Inc. Filed as Exhibit 4.7 to the Registrant's Registration Statement on Form S-4 (Reg. No. 333-22025) (the "S-4 Registration Statement") and here incorporated by reference.

5 Standstill Agreement dated November 27, 1996, among Dakota Cooperative Telecommunications, Inc. and the Selling Shareholders of I-Way Partners, Inc. Filed as Exhibit 4.8 to the S-4 Registration Statement and here incorporated by reference.

6 Dakota Cooperative Telecommunications, Inc. Form of Warrant Agreement. Filed as Exhibit 4.11 to the S-4 Registration Statement and here incorporated by reference.

7 Dakota Cooperative Telecommunications, Inc. Form of Option Agreement. Filed as Exhibit 4.12 to the S-4 Registration Statement and here incorporated by reference.

8 Agreement Regarding Stock (I-Way Partners, Inc.) dated November 27, 1996. Filed as Exhibit 4.13 to the S-4 Registration Statement and here incorporated by reference.

9 Agreement Regarding Stock (TCIC Communications, Inc.) dated November 27, 1996. Filed as Exhibit 4.14 to the S-4 Registration Statement and here incorporated by reference.

10        Dakota Telecommunications Group, Inc. Common Stock Certificate.
          Filed as Exhibit 4.16 to the S-4 Registration Statement and here incorporated by reference.

NUMBER    EXHIBIT

11 Dakota Telecom, Inc. Loan Agreement with Rural Telephone Finance Cooperative dated January 29, 1996. Filed as Exhibit 4.34 to the S-4 Registration Statement and here incorporated by reference.

12 Dakota Cooperative Telecommunications, Inc. and Dakota Telecom, Inc. Loan Agreement with Rural Telephone Finance Cooperative dated June 24, 1997. Filed as Exhibit 4.31 to the Registrant's Report on Form 10-QSB for the quarter ended June 30, 1997 and here incorporated by reference.

13 Dakota Cooperative Telecommunications, Inc. and Dakota Telecom, Inc. Mortgage and Security Agreement with Rural Telephone Finance Cooperative dated June 24, 1997. Filed as Exhibit 4.32 to the Registrant's Report on Form 10-QSB for the quarter ended June 30, 1997 and here incorporated by reference.

14 Dakota Cooperative Telecommunications, Inc. and Dakota Telecom, Inc. Pledge and Security Agreement with Rural Telephone Finance Cooperative dated June 24, 1997. Filed as Exhibit 4.33 to the Registrant's Report on Form 10-QSB for the quarter ended June 30, 1997 and here incorporated by reference.

                                SIGNATURES


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                              DAKOTA TELECOMMUNICATIONS GROUP, INC.
                                           (Registrant)


Dated: April 28, 1998         By /s/Craig A. Anderson
                                 Craig A. Anderson
                                 President and Chief Financial Officer

                               EXHIBIT INDEX

NUMBER    EXHIBIT

1 Certificate of Incorporation of Dakota Telecommunications Group, Inc., a Delaware corporation. Filed as Exhibit 3.1 to the Registrant's Report on Form 10-QSB for the quarter ended June 30, 1997 and here incorporated by reference.

2 Bylaws of Dakota Telecommunications Group, Inc., a Delaware corporation, as amended. Filed as Exhibit 3.2 to the Registrant's Registration Statement on Form SB-2 (Reg. No. 333-43709) and here incorporated by reference.

3 Rights Agreement, dated as of July 22, 1997, between the Company and Norwest Bank Minnesota, N.A., which includes the form of Rights Certificate as Exhibit A and the Summary of Rights to Purchase Preferred Stock as Exhibit B. Filed as Exhibit 4.3 to the Registrant's Report on Form 10-QSB for the quarter ended September 30, 1997 and here incorporated by reference.

4 Standstill Agreement dated November 27, 1996, among Dakota Cooperative Telecommunications, Inc. and the Selling Shareholders of TCIC Communications, Inc. Filed as Exhibit 4.7 to the Registrant's Registration Statement on Form S-4 (Reg. No. 333-22025) (the "S-4 Registration Statement") and here incorporated by reference.

5 Standstill Agreement dated November 27, 1996, among Dakota Cooperative Telecommunications, Inc. and the Selling Shareholders of I-Way Partners, Inc. Filed as Exhibit 4.8 to the S-4 Registration Statement and here incorporated by reference.

6 Dakota Cooperative Telecommunications, Inc. Form of Warrant Agreement. Filed as Exhibit 4.11 to the S-4 Registration Statement and here incorporated by reference.

7 Dakota Cooperative Telecommunications, Inc. Form of Option Agreement. Filed as Exhibit 4.12 to the S-4 Registration Statement and here incorporated by reference.

8 Agreement Regarding Stock (I-Way Partners, Inc.) dated November 27, 1996. Filed as Exhibit 4.13 to the S-4 Registration Statement and here incorporated by reference.

9 Agreement Regarding Stock (TCIC Communications, Inc.) dated November 27, 1996. Filed as Exhibit 4.14 to the S-4 Registration Statement and here incorporated by reference.

NUMBER    EXHIBIT

10        Dakota Telecommunications Group, Inc. Common Stock Certificate.
          Filed as Exhibit 4.16 to the S-4 Registration Statement and here incorporated by reference.

11 Dakota Telecom, Inc. Loan Agreement with Rural Telephone Finance Cooperative dated January 29, 1996. Filed as Exhibit 4.34 to the S-4 Registration Statement and here incorporated by reference.

12 Dakota Cooperative Telecommunications, Inc. and Dakota Telecom, Inc. Loan Agreement with Rural Telephone Finance Cooperative dated June 24, 1997. Filed as Exhibit 4.31 to the Registrant's Report on Form 10-QSB for the quarter ended June 30, 1997 and here incorporated by reference.

13 Dakota Cooperative Telecommunications, Inc. and Dakota Telecom, Inc. Mortgage and Security Agreement with Rural Telephone Finance Cooperative dated June 24, 1997. Filed as Exhibit 4.32 to the Registrant's Report on Form 10-QSB for the quarter ended June 30, 1997 and here incorporated by reference.

14 Dakota Cooperative Telecommunications, Inc. and Dakota Telecom, Inc. Pledge and Security Agreement with Rural Telephone Finance Cooperative dated June 24, 1997. Filed as Exhibit 4.33 to the Registrant's Report on Form 10-QSB for the quarter ended June 30, 1997 and here incorporated by reference.